Exhibit 99.1

DraftKings Appoints Two New Members to the Company’s Board of Directors

BOSTON, (September 23, 2020) – DraftKings Inc. (Nasdaq: DKNG) today announced that the Company’s Board of Directors (the “Board”) has appointed Jocelyn Moore and Valerie Mosley as new directors effective as of September 23, 2020. Ms. Moore and Ms. Mosley fill two newly created seats on the Board, which will now consist of 15 members. The new board appointments follow DraftKings’ recent announcement that Michael Jordan, NBA Hall of Fame inductee, six-time NBA Finals MVP and Chairman of Hornets Sports & Entertainment, will serve as a Special Advisor to the Board.

“I am very much looking forward to working closely with both Valerie and Jocelyn as we continue to grow DraftKings,” said Jason Robins, DraftKings Co-Founder, CEO and Chairman of the Board. “They each bring a unique skill set that will complement those of our existing members while simultaneously bringing new perspectives and ideas to the table.”

Jocelyn Moore is currently a Venture Partner at Ozone X Ventures in New York and serves as the Executive-in-Residence at The Gathering Spot in Atlanta. Previously she served as Executive Vice President of Communications and Public Affairs for the National Football League, responsible for establishing communications and public affairs as strategic business assets, enhancing storytelling around the league’s community impact and leadership role in society and leading their public affairs response to the U.S. Supreme Court's repeal of PASPA.

Prior to working with the NFL, Ms. Moore was a Managing Director at The Glover Park Group, a leading national communications and government affairs consulting firm, and spent 15 years in various staff positions for the United States Senate. Ms. Moore has been recognized as a Sports Betting Power Player by both Business Insider and Sports Business Journal and as a Notable Woman in the Business of Sports by Crain's New York Business.

“I am absolutely thrilled to serve on the DraftKings’ Board of Directors. With its innovative and engaging product offerings, DraftKings has revolutionized the way sports fans consume content” said Ms. Moore. “As a responsible corporate citizen, DraftKings is also doing authentic, intentional work to support racial equality and social justice – as demonstrated by today’s Board announcement as well as the company’s $1 million annual commitment to its Inclusion, Equity, and Belonging initiative. I look forward to helping DraftKings continue to innovate for consumers and deliver value for shareholders.”

Valerie Mosley is the founder and CEO of Upward Wealth, a wealth-tech platform that helps hard-working Americans grow their net worth. Ms. Mosley advises and invests in companies, assets and efforts that add value to society and shareholders through Valmo Ventures. Ms. Mosley spent most of her career at Wellington Management Company, LLP, a trillion dollar global money management firm, where she was a Senior Vice President, Partner, Portfolio Manager and Investment Strategist. During her 20-year tenure at the firm, Ms. Mosley directly managed billions for clients, served on a number of key Investment Committees, and chaired the firm’s Industry Strategy Group, charged with taking a long-term perspective to identify headwinds and tailwinds impacting industries.

She currently serves on the board of Eaton Vance’s family of mutual funds, Envestnet and Groupon. She serves on New York State’s Common Retirement Pension Fund Investment Advisory Committee, and is a board member for New Profit, a philanthropic venture firm that helps social entrepreneurs scale businesses. Ms. Mosley was named UK’s Powerlist International Person of the Year 2017, and one of the 50 Most Powerful Black Women in Business and one of the 75 Most Powerful African Americans on Wall Street by Black Enterprise Magazine.

“DraftKings is a fast growing, powerhouse of a company with a strong, competitive and compassionate management team. I look forward to helping DraftKings continue to add value to their shareholders and stakeholders,” said Ms. Mosley. “I have invested in and advised small private companies and large public ones, and I’m excited to help DraftKings continue its already impressive transition into a smart, strategic and well-managed public company.”

About DraftKings

DraftKings Inc. (Nasdaq: DKNG) is a digital sports entertainment and gaming company created to fuel the competitive spirits of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for 50+ operators across more than 15 regulated U.S. and global markets, including Arkansas and Oregon in the U.S. DraftKings’ Sportsbook offers mobile and retail betting for major U.S. and international sports and operates in the United States pursuant to regulations in Colorado, Illinois, Indiana, Iowa, Mississippi, New Hampshire, New Jersey, New York, Pennsylvania and West Virginia. DraftKings’ daily fantasy sports product is available in 8 countries internationally with 15 distinct sports categories. DraftKings is the official daily fantasy partner of the NFL, MLB and the PGA TOUR as well as an authorized gaming operator of the NBA and MLB and an official betting operator of the PGA TOUR.

Media Contact
media@draftkings.com
@DraftKingsNews

Investor Contact

investors@draftkings.com

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